
                                              THE PEP BOYS - MANNY, MOE & JACK AND SUBSIDIARIES                      Exhibit 11
                                                 COMPUTATION OF NET EARNINGS (LOSS) PER SHARE
                                                   (in thousands, except per share data)
                                                               (UNAUDITED)

--------------------------------------------------------------------------------------------------------------------------------
                                                                Thirteen weeks ended                Thirty-nine weeks ended
                                                        ----------------------------------    ----------------------------------
                                                       October 30, 1999   October 31, 1998   October 30, 1999    October 31, 1998
                                                        --------------     --------------     --------------      --------------
(a)  Net earnings (loss)...............................         $9,930            $(3,921)           $40,088             $23,841

     Adjustment for interest on 4% convertible
       subordinated notes, net of income tax effect...               -                  -                968                   -

     Adjustment for interest on zero coupon convertible
       subordinated notes, net of income tax effect...               -                  -                  -                   -
---------------------------------------------------------------------------------------------------------------------------------
(b)  Adjusted net earnings (loss)                               $9,930            $(3,921)           $41,056             $23,841
---------------------------------------------------------------------------------------------------------------------------------

(c)  Average number of common shares outstanding
       during the period..............................          50,771             61,567             50,567              61,527

     Common shares assumed issued upon conversion of
       4% convertible subordinated notes..............               -                  -              1,251                   -

     Common shares assumed issued upon conversion of
       zero coupon convertible subordinated notes.....               -                  -                  -                   -

     Common shares assumed issued upon exercise
       of dilutive stock options, net of assumed
       repurchase, at the average market price........              68                  -                233                 220
---------------------------------------------------------------------------------------------------------------------------------
(d)  Average number of common shares assumed
       outstanding during the period..................          50,839             61,567             52,051              61,747
---------------------------------------------------------------------------------------------------------------------------------
     Basic Earnings (Loss) per Share (a/c)............         $   .20            $  (.06)           $   .79             $   .39
     Diluted Earnings (Loss) per Share (b/d)..........         $   .20            $  (.06)           $   .79             $   .39
---------------------------------------------------------------------------------------------------------------------------------

